EXHIBIT 10.1

Termination Agreement

This Termination Agreement is made as of this 28th day of September, 2007 by and between Sysmex Corporation (“Sysmex”), a Japanese corporation with its principal place of business at 1-5-1, Wakinohama-kaigandori, Chuo-ku, Kobe, Hyogo 651-0073, Japan and Matritech, Inc. (“Matritech”), a Delaware corporation with its principal place of business at 330 Nevada Street, Newton, MA 02460 USA.

Whereas, the parties previously entered into a Exclusive License and Exclusive Supply Agreement dated November 20, 2002 (the “Agreement”); and

Whereas, the parties desire to terminate the Agreement upon the terms and conditions set forth herein.

Now, Therefore, in consideration of the premises and for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Except for obligations of each expressly contained in this Termination Agreement, each of Sysmex and Matritech agrees that, upon full execution of this Termination Agreement, all rights and obligations of each of them to the other are terminated.  Neither party shall have any further rights or obligations to the other on account of the Agreement, except as specifically set forth herein.  Without limiting the generality of the foregoing, any and all license rights granted to Sysmex by Matritech are hereby terminated.

2.           Sysmex will immediately cease all use of NMP179® antibodies and reagents, will destroy any and all supplies of NMP179 antibodies or reagents it possesses or controls and will provide Matritech on or before October 5, 2007 a certification signed by an executive officer of Sysmex that it has complied in full with the provisions of this paragraph.

3.           Sysmex will pay to Matritech the sum of US$16,667 on or before November 15, 2007, representing 2/3 of the fiscal third quarter payment that would be due under Section 16.2 of the Agreement.

4.           Matritech will release, on or before November 15, 2007, all restrictions on the shares of common stock of Matritech acquired by Sysmex pursuant to Section 16.1 of the Agreement (the “Shares”) and thereafter Sysmex will be free to sell, transfer or otherwise dispose of the Shares upon compliance with applicable provision of Rule 144 of the Securities Act of 1933.

5.           Sysmex agrees that Matritech may file, and further agrees to cooperate with Matritech in preparing and filing, any and all appropriate notices reflecting release of the exclusive license granted by Matritech to Sysmex under the Agreement.

6.           Sysmex and Matritech agree that they will jointly instruct American Type Culture Collection (“ATCC”) the escrow agent for material under Section 8.4 of the Agreement, that the Escrow Agreement among Matriech, Sysmex and ATCC dated September 30, 2003 (the “Escrow Agreement”) is terminated, effective on the date of effectiveness of this Termination Agreement, and further jointly instruct ATCC to immediately release to Matritech all material held by ATCC under the Escrow Agreement.  The parties agree that either of them may provide ATCC with an executed copy of this Termination Agreement as evidence of the joint instruction of the parties hereunder.

7.           Notwithstanding the termination of the Agreement, the confidentiality provisions of Section 20 of the Agreement shall nonetheless survive and remain in full force and effect.

8.           Except as expressly set forth herein, Sysmex hereby releases, on behalf of itself, its successors, assigns, affiliates, shareholders, officers, directors, agents and employees (collectively the “Sysmex Releasor Parties”), and forever discharges Matritech, its successors, assigns, affiliates, shareholders, officers, directors, agents and employees (collectively the “Matritech Released Parties”) of and from any and all actions, causes of action, suits, acts, omissions, negligence, promises, agreements, warranties, damages, costs, and any and all claims, demands and liabilities whatsoever, of every kind and nature, absolute or contingent, based on any statute, in contract or tort, in law or in equity, which the Sysmex Releasor Parties or any of them now have, have had, or may have, against Matritech or the Matritech Released Parties from the beginning of the world to the date of this Termination Agreement.

9.           Except as expressly set forth herein, Matritech hereby releases, on behalf of itself, its successors, assigns, affiliates, shareholders, officers, directors, agents and employees (collectively the “Matritech Releasor Parties”), and forever discharges Sysmex, its successors, assigns, affiliates, shareholders, officers, directors, agents and employees (collectively the “Sysmex Released Parties”) of and from any and all actions, causes of action, suits, acts, omissions, negligence, promises, agreements, warranties, damages, costs, and any and all claims, demands and liabilities whatsoever, of every kind and nature, absolute or contingent, based on any statute, in contract or tort, in law or in equity, which the Matritech Releasor Parties or any of them now have, have had, or may have, against Sysmex or the Sysmex Released Parties from the beginning of the world to the date of this Termination Agreement.

10.           Either party may assign this Termination Agreement to a party who acquires all or substantially all of its business by merger, sale of assets or otherwise.  Except as set forth in the preceding sentence, neither party may assign this Termination Agreement without the written permission of the other.

11.           The validity, interpretation, enforceability and performance of this Termination Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, USA, without regard to the conflicts of law principles.

12.           Any and all disputes or controversies arising out of or relating to this Termination Agreement shall be submitted to arbitration, which shall be conducted either in Boston,

Massachusetts if Sysmex requests such arbitration or in Osaka, Japan if Matritech requests such arbitration by a panel of three arbitrators pursuant to the rules of the International Chamber of Commerce and shall be final and binding on all the parties.

13.           This Termination Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Termination Agreement may also be executed via facsimile or by portable document format (pdf), either of which shall be deemed an original.

13.           This Termination Agreement shall take effect when the last signature of the parties to this Termination Agreement is obtained.

In Witness Whereof, the parties hereto have set their hands and seals as of the day and year first above written.

Sysmex Corporation By: Tameo Iwasaki Its Managing Director, duly authorized Date: September 26, 2007	Matritech, Inc. By: /s/ David L. Corbet Its President, duly authorized Date: September 26, 2007

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